Exhibit 99.1

Southern First Reports Results for Second Quarter 2024

Greenville, South Carolina, July 18, 2024 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three-month period ended June 30, 2024.

“We reported solid performance in the second quarter with improved profitability across all measures. Loans and core deposits were modestly down, as expected, as we continue to focus on disciplined pricing on both sides of the balance sheet. Noninterest-bearing deposit growth was excellent, which reflects the strength of our team. We are expanding profitable client relationships by delivering a unique, authentic service experience. Economic conditions across all our markets remain positive, but we are constantly aware of the broader environment and remain diligent and conservative. Our focus on building a strong, high-quality balance sheet with measured, deliberate growth has been paying off in our financial results,” stated Art Seaver, the Company’s Chief Executive Officer. “We are balancing our objective of delivering high performance today with our patience in building an even stronger company for the future. Part of this effort is attracting high-quality talent to our Southern First team and we did just that this quarter with the addition of Chris Zych as Chief Financial Officer. Chris’s depth of experience and success in banking over the years will be an asset to us.”

2024 Second Quarter Highlights

●	Net income was $3.0 million and diluted earnings per common share were $0.37 for Q2 2024
●	Total loans were $3.6 billion at Q2 2024, a decrease of $21.2 million, or 2.35% annualized, from Q1 2024
●	Total deposits were $3.5 billion at Q2 2024, a decrease of $812 thousand, or 0.09% annualized, from Q1 2024
●	Nonperforming assets to total assets were 0.27% and past due loans to total loans were 0.30% at Q2 2024
●	Net interest margin was 1.98% for Q2 2024, compared to 1.94% for Q1 2024
●	Book value per common share increased to $39.09 at Q2 2024
	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
	2024	2024	2023	2023	2023
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$2,999	2,522	4,167	4,098	2,458
Earnings per common share, diluted	0.37	0.31	0.51	0.51	0.31
Total revenue(1)	23,051	21,309	21,390	22,094	21,561
Net interest margin (tax-equivalent)(2)	1.98%	1.94%	1.92%	1.97%	2.05%
Return on average assets(3)	0.29%	0.25%	0.40%	0.40%	0.26%
Return on average equity(3)	3.81%	3.22%	5.39%	5.35%	3.27%
Efficiency ratio(4)	80.87%	84.94%	79.61%	78.31%	80.67%
Noninterest expense to average assets (3)	1.81%	1.81%	1.64%	1.69%	1.82%
Balance Sheet ($ in thousands):
Total loans(5)	$3,622,521	3,643,766	3,602,627	3,553,632	3,537,616
Total deposits	3,459,869	3,460,681	3,379,564	3,347,771	3,433,018
Core deposits(6)	2,788,223	2,807,473	2,811,499	2,866,574	2,880,507
Total assets	4,109,849	4,105,704	4,055,789	4,019,957	4,002,107
Book value per common share	39.09	38.65	38.63	37.57	37.42
Loans to deposits	104.70%	105.29%	106.60%	106.15%	103.05%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	12.77%	12.59%	12.57%	12.56%	12.40%
Tier 1 risk-based capital ratio	10.80%	10.63%	10.60%	10.58%	10.42%
Leverage ratio	8.27%	8.44%	8.14%	8.17%	8.48%
Common equity tier 1 ratio(8)	10.39%	10.22%	10.19%	10.17%	10.00%
Tangible common equity(9)	7.76%	7.68%	7.70%	7.56%	7.53%
Asset Quality Ratios:
Nonperforming assets/total assets	0.27%	0.09%	0.10%	0.11%	0.08%
Classified assets/tier one capital plus allowance for credit losses	4.22%	3.99%	4.25%	4.72%	4.68%
Loans 30 days or more past due/loans(5)	0.30%	0.36%	0.37%	0.13%	0.07%
Net charge-offs/average loans(5) (YTD annualized)	0.07%	0.03%	0.00%	0.01%	0.03%
Allowance for credit losses/loans(5)	1.11%	1.11%	1.13%	1.16%	1.16%
Allowance for credit losses/nonaccrual loans	357.95%	1,109.13%	1,026.58%	953.25%	1,363.11%

[Footnotes to table located on page 6]

income statements – Unaudited

	Quarter Ended
	Jun 30	Mar 31	Dec 31	Sept 30	Jun 30
(in thousands, except per share data)	2024	2024	2023	2023	2023
Interest income
Loans	$46,545	45,605	44,758	43,542	41,089
Investment securities	1,418	1,478	1,674	1,470	706
Federal funds sold	2,583	1,280	2,703	2,435	891
Total interest income	50,546	48,363	49,135	47,447	42,686
Interest expense
Deposits	28,216	26,932	27,127	25,130	25,937
Borrowings	2,802	2,786	2,948	2,972	1,924
Total interest expense	31,018	29,718	30,075	28,102	23,861
Net interest income	19,528	18,645	19,060	19,345	18,825
Provision (reversal) for credit losses	500	(175)	(975)	(500)	910
Net interest income after provision for credit losses	19,028	18,820	20,035	19,845	17,915
Noninterest income
Mortgage banking income	1,923	1,164	868	1,208	1,337
Service fees on deposit accounts	423	387	371	356	331
ATM and debit card income	587	544	565	588	536
Income from bank owned life insurance	384	377	361	349	338
Other income	206	192	165	248	194
Total noninterest income	3,523	2,664	2,330	2,749	2,736
Noninterest expense
Compensation and benefits	11,290	10,857	9,401	10,231	10,287
Occupancy	2,552	2,557	2,718	2,562	2,518
Outside service and data processing costs	1,962	1,846	2,000	1,744	1,705
Insurance	965	955	937	1,243	897
Professional fees	582	618	581	504	751
Marketing	389	369	364	293	335
Other	903	898	1,027	725	900
Total noninterest expenses	18,643	18,100	17,028	17,302	17,393
Income before provision for income taxes	3,908	3,384	5,337	5,293	3,258
Income tax expense	909	862	1,170	1,195	800
Net income available to common shareholders	$2,999	2,522	4,167	4,098	2,458

Earnings per common share – Basic	$0.37	0.31	0.51	0.51	0.31
Earnings per common share – Diluted	0.37	0.31	0.51	0.51	0.31
Basic weighted average common shares	8,126	8,110	8,056	8,053	8,051
Diluted weighted average common shares	8,141	8,142	8,080	8,072	8,069

[Footnotes to table located on page 6]

Net income for the second quarter of 2024 was $3.0 million, or $0.37 per diluted share, a $477 thousand increase from the first quarter of 2024 and a $541 thousand increase from the second quarter of 2023. Net interest income increased $883 thousand during the second quarter of 2024, compared to the first quarter of 2024, and increased $703 thousand, compared to the second quarter of 2023. The increase in net interest income from the prior quarter and prior year was driven by additional interest income on our interest-earning assets.

The provision for credit losses was $500 thousand for the second quarter of 2024, compared to a reversal of $175 thousand during the first quarter of 2024. The second quarter provision for credit losses includes a $750 thousand provision related to the loan portfolio which was driven by an increase in the level of charge-offs we experienced during the quarter, combined with an increase in the specific reserve on individually assessed loans. In addition, the provision for credit losses includes a $250 thousand reversal in the provision for unfunded commitments due to a decrease in the balance of unfunded commitments at June 30, 2024.

Noninterest income was $3.5 million for the second quarter of 2024, compared to $2.7 million for the first quarter of 2024. Mortgage banking income continues to be the largest component of our noninterest income at $1.9 million for the second quarter of 2024 compared to $1.2 million for the first quarter of 2024.

Noninterest expense for the second quarter of 2024 was $18.6 million, a $543 thousand increase from the first quarter of 2024. The increase in noninterest expense from the previous quarter was driven by an increase in compensation and benefits expense as well as an increase in outside service and data processing costs. The increase in compensation and benefits expenses was due primarily to an increase in salaries and commissions expense, while the increase in outside service and data processing costs was driven by an increase in software licensing and maintenance costs.

Our effective tax rate was 23.3% for the second quarter of 2024 as compared to 25.5% for the first quarter of 2024. The lower tax rate in the second quarter of 2024 was primarily related to the effect of equity compensation transactions during the quarter.

Net interest income and margin - Unaudited

				For the Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$ 186,584	$ 2,583	5.57%	$ 89,969	$ 1,280	5.71%	$ 71,004	$ 891	5.03%
Investment securities, taxable	133,507	1,376	4.15%	137,271	1,436	4.20%	93,922	623	2.66%
Investment securities, nontaxable(2)	8,027	55	2.73%	8,097	55	2.70%	10,200	108	4.24%
Loans(10)	3,645,595	46,545	5.14%	3,622,972	45,605	5.05%	3,511,225	41,089	4.69%
Total interest-earning assets	3,973,713	50,559	5.12%	3,858,309	48,376	5.03%	3,686,351	42,711	4.65%
Noninterest-earning assets	165,093			159,813			155,847
Total assets	$4,138,806			$4,018,122			$3,842,198
Interest-bearing liabilities
NOW accounts	$ 302,881	621	0.82%	$ 295,774	660	0.90%	$ 297,234	537	0.72%
Savings & money market	1,611,991	16,324	4.07%	1,620,521	16,299	4.03%	1,727,009	15,298	3.55%
Time deposits	898,878	11,271	5.04%	801,734	9,973	4.99%	573,095	6,102	4.27%
Total interest-bearing deposits	2,813,750	28,216	4.03%	2,718,029	26,932	3.97%	2,597,338	21,937	3.39%
FHLB advances and other borrowings	240,000	2,247	3.77%	241,319	2,229	3.71%	135,922	1,382	4.08%
Subordinated debentures	36,360	555	6.14%	36,333	557	6.15%	36,251	542	6.00%
Total interest-bearing liabilities	3,090,110	31,018	4.04%	2,995,681	29,718	3.98%	2,769,511	23,861	3.46%
Noninterest-bearing liabilities	731,843			707,890			771,388
Shareholders’ equity	316,853			314,551			301,299
Total liabilities and shareholders’ equity	$4,138,806			$4,018,122			$3,842,198
Net interest spread			1.08%			1.05%			1.19%
Net interest income (tax equivalent) / margin		$19,541	1.98%		$18,658	1.94%		$18,850	2.05%
Less: tax-equivalent adjustment(2)		13			13			25
Net interest income		$19,528			$18,645			$18,825

[Footnotes to table located on page 6]

Net interest income was $19.5 million for the second quarter of 2024, an $883 thousand increase from the first quarter of 2024, driven by a $2.2 million increase in interest income, on a tax-equivalent basis, partially offset by a $1.3 million increase in interest expense. The increase in interest income was driven by a $96.6 million increase in average federal funds sold and interest-bearing deposit balances, combined with a higher yield on our loan portfolio. Our net interest margin, on a tax-equivalent basis, was 1.98% for the second quarter of 2024, a four-basis point increase from 1.94% for the first quarter of 2024. During the second quarter of 2024, the yield on our loan portfolio increased by nine-basis points, while the cost of our interest-bearing deposits increased by only six-basis points, as compared to the first quarter of 2024, resulting in an increase in net interest margin for the period. In addition, our non-interest bearing deposits increased 6.94%, on an annualized basis, during the second quarter of 2024.

Balance sheets - Unaudited

	Ending Balance
	June 30	March 31	December 31	September 30	June 30
(in thousands, except per share data)	2024	2024	2023	2023	2023
Assets
Cash and cash equivalents:
Cash and due from banks	$21,567	13,925	28,020	17,395	24,742
Federal funds sold	164,432	144,595	119,349	127,714	170,145
Interest-bearing deposits with banks	8,828	8,789	8,801	7,283	10,183
Total cash and cash equivalents	194,827	167,309	156,170	152,392	205,070
Investment securities:
Investment securities available for sale	121,353	125,996	134,702	144,035	91,548
Other investments	18,653	18,499	19,939	19,600	12,550
Total investment securities	140,006	144,495	154,641	163,635	104,098
Mortgage loans held for sale	14,759	11,842	7,194	7,117	15,781
Loans (5)	3,622,521	3,643,766	3,602,627	3,553,632	3,537,616
Less allowance for credit losses	(40,157)	(40,441)	(40,682)	(41,131)	(41,105)
Loans, net	3,582,364	3,603,325	3,561,945	3,512,501	3,496,511
Bank owned life insurance	53,263	52,878	52,501	52,140	51,791
Property and equipment, net	91,533	93,007	94,301	95,743	96,964
Deferred income taxes	12,339	12,321	12,200	13,078	12,356
Other assets	20,758	20,527	16,837	23,351	19,536
Total assets	$4,109,849	4,105,704	4,055,789	4,019,957	4,002,107
Liabilities
Deposits	$3,459,869	3,460,681	3,379,564	3,347,771	3,433,018
FHLB Advances	240,000	240,000	275,000	275,000	180,000
Subordinated debentures	36,376	36,349	36,322	36,295	36,268
Other liabilities	54,856	53,418	52,436	56,993	51,307
Total liabilities	3,791,101	3,790,448	3,743,322	3,716,059	3,700,593
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 20,000,000 shares authorized	82	82	81	81	81
Nonvested restricted stock	(4,710)	(5,257)	(3,596)	(4,065)	(4,051)
Additional paid-in capital	124,174	124,159	121,777	121,757	120,912
Accumulated other comprehensive loss	(11,866)	(11,797)	(11,342)	(15,255)	(12,710)
Retained earnings	211,068	208,069	205,547	201,380	197,282
Total shareholders’ equity	318,748	315,256	312,467	303,898	301,514
Total liabilities and shareholders’ equity	$4,109,849	4,105,704	4,055,789	4,019,957	4,002,107
Common Stock
Book value per common share	$39.09	38.65	38.63	37.57	37.42
Stock price:
High	30.36	38.71	37.15	30.18	31.34
Low	25.70	29.80	25.16	24.22	21.33
Period end	29.24	31.76	37.10	26.94	24.75
Common shares outstanding	8,155	8,156	8,088	8,089	8,058

[Footnotes to table located on page 6]

Asset quality measures - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2024	2024	2023	2023	2023
Nonperforming Assets
Commercial
Non-owner occupied RE	$7,949	1,410	1,423	1,615	754
Commercial business	829	488	319	404	137
Consumer
Real estate	1,875	1,380	985	1,228	1,053
Home equity	565	367	1,236	1,068	1,072
Other	-	1	-	-	-
Total nonaccrual loans	11,218	3,646	3,963	4,315	3,016
Other real estate owned	-	-	-	-	-
Total nonperforming assets	$11,218	3,646	3,963	4,315	3,016
Nonperforming assets as a percentage of:
Total assets	0.27%	0.09%	0.10%	0.11%	0.08%
Total loans	0.31%	0.10%	0.11%	0.12%	0.09%
Classified assets/tier 1 capital plus allowance for credit losses	4.22%	3.99%	4.25%	4.72%	4.68%

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2024	2024	2023	2023	2023
Allowance for Credit Losses
Balance, beginning of period	$40,441	40,682	41,131	41,105	40,435
Loans charged-off	(1,049)	(424)	(119)	(42)	(440)
Recoveries of loans previously charged-off	15	183	310	168	15
Net loans (charged-off) recovered	(1,034)	(241)	191	126	(425)
Provision for (reversal of) credit losses	750	-	(640)	(100)	1,095
Balance, end of period	$40,157	40,441	40,682	41,131	41,105
Allowance for credit losses to gross loans	1.11%	1.11%	1.13%	1.16%	1.16%
Allowance for credit losses to nonaccrual loans	357.95%	1,109.13%	1,026.58%	953.25%	1,363.11%
Net charge-offs (recoveries) to average loans QTD (annualized)	0.11%	0.03%	(0.02%)	(0.01%)	0.05%

Total nonperforming assets increased by $7.6 million during the second quarter of 2024, and represented 0.27% of total assets, an increase compared to 0.09% for the first quarter of 2024. The increase in nonperforming assets was driven by four new relationships, totaling $8.0 million, placed on nonaccrual during the second quarter of 2024, with one commercial relationship totaling $6.9 million related to the assisted living industry. In addition, our classified asset ratio increased to 4.22% for the second quarter of 2024 from 3.99% in the first quarter of 2024.

At June 30, 2024, the allowance for credit losses was $40.2 million, or 1.11% of total loans, compared to $40.4 million, or 1.11% of total loans at March 31, 2024. We had net charge-offs of $1.0 million, or 0.11% annualized, for the second quarter of 2024, compared to net charge-offs of $241 thousand, or 0.03% annualized, for the first quarter of 2024. We recorded a $750 thousand provision for credit losses related to the loan portfolio during the second quarter of 2024, compared to no provision related to the loan portfolio for the first quarter of 2024.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2024	2024	2023	2023	2023
Commercial
Owner occupied RE	$642,008	631,047	631,657	637,038	613,874
Non-owner occupied RE	917,034	944,530	942,529	937,749	951,536
Construction	144,968	157,464	150,680	119,629	115,798
Business	527,017	520,073	500,161	500,253	511,719
Total commercial loans	2,231,027	2,253,114	2,225,027	2,194,669	2,192,927
Consumer
Real estate	1,126,155	1,101,573	1,082,429	1,074,679	1,047,904
Home equity	189,294	184,691	183,004	180,856	185,584
Construction	32,936	53,216	63,348	54,210	61,044
Other	43,109	51,172	48,819	49,218	50,157
Total consumer loans	1,391,494	1,390,652	1,377,600	1,358,963	1,344,689
Total gross loans, net of deferred fees	3,622,521	3,643,766	3,602,627	3,553,632	3,537,616
Less—allowance for credit losses	(40,157)	(40,441)	(40,682)	(41,131)	(41,105)
Total loans, net	$3,582,364	3,603,325	3,561,945	3,512,501	3,496,511

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2024	2024	2023	2023	2023
Non-interest bearing	$683,291	671,708	674,167	675,409	698,084
Interest bearing:
NOW accounts	293,875	293,064	310,218	306,667	308,762
Money market accounts	1,562,786	1,603,796	1,605,278	1,685,736	1,692,900
Savings	28,739	32,248	31,669	34,737	36,243
Time, less than $250,000	219,532	206,657	190,167	125,506	114,691
Time and out-of-market deposits, $250,000 and over	671,646	653,208	568,065	519,716	582,338
Total deposits	$3,459,869	3,460,681	3,379,564	3,347,771	3,433,018

Footnotes to tables:
(1) Total revenue is the sum of net interest income and noninterest income.
(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(3) Annualized for the respective three-month period.
(4) Noninterest expense divided by the sum of net interest income and noninterest income.
(5) Excludes mortgage loans held for sale.
(6) Excludes out of market deposits and time deposits greater than $250,000 totaling $671,646,000.
(7) June 30, 2024 ratios are preliminary.
(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(10) Includes mortgage loans held for sale.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $4.1 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.”  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “preliminary”, “intend,” “plan,” “future, “target,” “continue,” “lasting,” “building,” and “project,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan and deposit growth as well as pricing of each product, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to Congress and the Presidential election on the regulatory landscape and capital markets; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (7) changes in interest rates, which may continue to affect the company’s net income, interest expense, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; (8) elevated inflation which may cause adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; (9) any increase in FDIC assessments which have increased and may continue to increase our cost of doing business; and (10) changes in accounting principles, policies, practices, or guidelines.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL & MEDIA CONTACT:

ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com